EXHIBIT 4(B): Form of Policy Riders

[INCLUDE LISTING OF POLICY RIDERS AND NUMBER WITHIN THE DOCUMENT]

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                          ACACIA LIFE INSURANCE COMPANY

                            IRA DISCLOSURE STATEMENT

This Disclosure Statement is being furnished to You as required by law and is designed to help You understand your Individual Retirement Annuity and the applicable provisions of the tax laws which govern annuities in general. The terms and conditions of Your Annuity Policy will be controlling in the event of any variance between the terms of this statement and the provisions of the Annuity.

                             10-DAY RIGHT TO REVOKE

You may revoke your Individual Retirement Annuity, for any reason, within 10 days after its establishment. Any written notice of revocation will be deemed mailed on the date of postmark, or if sent by certified or registered mail, the date of certification or registration. If You choose to revoke, You will receive full refund of all amounts paid, without penalty or cost to You, other than the loss of interest on the Premium contributed. If You have been provided a Disclosure Statement on or before (1) the earlier of the purchase date, or (2) the last day on which You are permitted to revoke this Annuity and there is a material change in the information set forth in this Disclosure Statement or the Annuity Policy, Acacia Life Insurance Company will forward a new Disclosure Statement and/or Annuity Policy informing You of such change. If You have any questions or wish to revoke this Annuity, contact Acacia Life Insurance Company Service Office. The address is:

                          ACACIA LIFE INSURANCE COMPANY
                                 SERVICE CENTER
                                 P.O. BOX 82579
                             LINCOLN, NEBRASKA 68501

In General Your Individual Retirement Annuity is an Annuity Policy issued by Acacia Life Insurance Company ("Acacia Life") for Your exclusive benefit or that of your beneficiaries and is designed to qualify for the favorable tax treatment afforded by applicable provisions of the Internal Revenue Code, regarding Individual Retirement Annuities. Your rights are governed by the provisions of Your Annuity Policy.

                             STATUTORY REQUIREMENTS

The following features of your Individual Retirement Annuity policy are prescribed by the Internal Revenue Code.

     a. Your Annuity Policy is nontransferable. You are not permitted to sell, assign, discount or pledge as collateral Your interest in Your
          Annuity. If You pledge Your Annuity as security for a loan, Your Annuity Policy will no longer qualify as an Individual Retirement
          Annuity  and you  will be  taxed  on the  fair  market  value  of your
          Annuity.
     b. Except for amounts transferred from another IRA or a qualified pension plan (rollovers) or employer contributions to a SEP-IRA, Your contributions  is  limited  to $2,000  for each  year.  In the case of contributions to a SEP-IRA, the maximum amount which may be contributed is $30,000. These maximum amounts may be changed from time to time by the Internal Revenue Service. All contributions to the Annuity must in cash.
     c.   You have a nonforfeitable interest in Your Annuity.
     d. Any refund of premiums will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums, unless directed otherwise. The amount of Your annual Premium Payments is not fixed.
     e. Your entire interest must be distributed commencing not later than April 1st of the calendar year following the calendar year in which You attain age 70 1/2. The entire interest must be distributed in accordance with the regulations over Your life or over the lives of You and a designated Beneficiary (or over a period not extending beyond Your life expectancy or the joint life expectancy of You and a designated Beneficiary).
     f. If you die before distributions have started, then Your entire interest must be distributed within 5 years after death. However, if any portion of Your interest is payable to a designated Beneficiary, then it may be distributed over the life of the designated Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary). Generally, the distributions must begin not later than December 31st of the year after date of death

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          or such later date as the Secretary may prescribe by regulation.
     g. If the designated Beneficiary is Your surviving spouse, the distributions can be postponed to the date You would have reached age 70 1/2, unless the surviving spouse dies in the interim. In this case the distributions must be made as if the spouse were the Owner. The surviving spouse may also rollover the distribution to his/her individual retirement account.
     h. If You die after the distribution of Your interest has begun and before Your entire interest has been distributed, the remaining portion of Your interest must be distributed at least as rapidly as under the method of distribution being used as of the date of Your death.

                          CONTRIBUTIONS AND DEDUCTIONS

Each year You may  contribute  100% of  compensation  up to a maximum  of $2,000
($2,250  with  a  spousal  IRA).   This  total  includes  both   deductible  and
nondeductible contributions.

Compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to, commissions for paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a Keogh plan). Compensation also includes any amount includible in the individuals gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (a) of section 71(b)(2).

Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation.

The deductible contribution to Your Individual Retirement Annuity program reduces Your gross income. Therefore, even if You do not itemize Your deductions and You use the standard deduction, You may still claim a deduction for contributions to Your Individual Retirement Annuity program. The deduction should be reported on Form 1040 or 1040A.

               PARTICIPATION IN ANOTHER QUALIFIED RETIREMENT PLAN

If You are considered an active Participant in a qualified retirement plan, a government plan or a Section 403(b) (Tax Sheltered Annuity) plan, and Your adjusted gross income is over certain specified amounts, then the amount of Your deductible IRA contribution may be limited to less than $2,000 ($2,250 for a spousal IRA).

An active Participant is defined as follows: For a defined benefit plan, You will be considered an active Participant if You are not excluded under the eligibility requirements of the plan for any part of the plan year which ends with or within Your taxable year. You are considered an active Participant even if You have elected to decline participation in the plan or have failed to make a mandatory contribution specified under the plan. You are also considered an active Participant even though You have failed to meet the minimum service required to accrue a benefit under the plan. For a money purchase or target benefit plan, You are considered an active Participant if an employer contribution or forfeiture is required to be allocated to Your account with respect to the plan year which ends with or within Your taxable year. If these allocation are made to Your account, You are considered an active Participant, even if You are not employed by the employer at any time during the plan year or Your taxable year.

Under a profit sharing or stock bonus plan, You are considered an active Participant if any employer contribution is added or any forfeiture is allocated to Your account during your taxable year. The contribution is considered added to Your account on the later of the date the contribution is made or the date the contribution is allocated. However, if the right to an allocation is conditioned on the performance of a specified number of hours (or employment on a specified day) and this condition is not met, You will not be considered an active Participant for the taxable year in which the plan year ends.

If only earnings, rather than contributions and forfeitures, are allocated to Your account during the plan year which ends with or within your taxable year, then you are not considered an active Participant. If You make a voluntary or mandatory contribution during Your taxable year, You will be considered an active Participant for the taxable year. Active Participant status does not depend on whether or not Your rights in Your employers plan are nonforfeitable.

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For couples filing jointly, if either You or Your spouse is considered an active
Participant, then both of You are treated as active Participants. Married couples filing separately are not treated as married for purposes of determining active Participant status, if the couple has not lived together at any time during the taxable year.

                             ACTIVE PARTICIPANT RULE

If You are considered an active Participant in an employee-maintained retirement plan for any part of the retirement plan year which ends with or within Your taxable year, no deductible contribution to Your IRA will be permitted, if Your adjusted gross income exceeds certain specified amounts. Adjusted gross income for purposes of the IRA deduction limitation is calculated without regard to any deductible IRA contribution that is made for the taxable year; however, taxable Social Security benefits or passive loss limitations applicable to the taxpayer are taken into account.

If Your adjusted gross income is greater than the applicable dollar limit, then the amount that may be considered a deductible contribution is determined under the following steps:

     (1)  Subtract the applicable dollar amount from adjusted gross income;
     (2)  Divide the answer from Step (1) by $10,000;
     (3) Multiply the ratio found in Step (2) by the $2,000 contribution limitation ($2,250 for a spousal IRA);
     (4)  Subtract Step (3) from the contribution limitation.

If the deductible amount is not a multiple of $10, round down to the next lowest multiple of $10.

The minimum deductible IRA contribution for any taxpayer who is allowed any deductible contribution is $200. The applicable dollar limit is $25,000 in the case of an individual or $40,000 in the case of a married couple filing a joint return. For married couples filing separately, the applicable limit is 0$, unless the couple has not lived together at any time during the taxable year. In this case the applicable limit is $25,000. IRA deductions are eliminated if your adjusted gross income exceeds $50,000 if you are married and file a joint return, or $35,000 if you are unmarried.

                                 WHEN TO DEDUCT

You must make contributions to Your Individual Retirement Annuity during the tax year for which You claim the deduction or by the tax filing deadline, without extensions. For a SEP-IRA, contributions must be made not later than the due date of the employers tax return, including extensions. For example, if You are a calendar year taxpayer, You must make contributions no later than April 15th in order to take a deduction for the previous year.

                           NONDEDUCTIBLE CONTRIBUTIONS

You are permitted to make nondeductible contributions to your IRA to the extent You are not eligible to make deductible IRA contributions. You may also choose to make a contribution nondeductible even if You could have deducted all or a portion of that contribution. The maximum nondeductible IRA contributions that you can make for a taxable year is the difference between $2,000 (or $2,250 if a spousal IRA is established) and the amount of any IRA contributions You elect to deduct for the taxable year. Earnings on Your non-deductible IRA contributions (and Your deductible contributions) will not be taxed until distributed from Your IRA.

Nondeductible contributions must be made no later than the date deductible contributions must be made (that is, the due date for filing Your federal income tax return for the taxable year). If You file an amended return You may change Your nondeductible contributions to deductible contributions or vice-versa. If you make a nondeductible contribution to Your IRA for the taxable year, the amount of such contribution must be reported on Your federal income tax return for the year.

                                   AGE 70 1/2

No contributions may be made during or after the tax year in which You attain age 70 1/2. Contributions may be made to spousal IRAs during or after the tax year in which You attain age 70 1/2, as long as your spouse is under age 70 1/2. No deduction for the spousal IRA can be claimed, once the nonworking spouse reaches age 70 1/2.

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                                 MARITAL STATUS

Each employed spouse can open a regular IRA if eligible and each can claim the allowable deduction which is computed separately, whether or not they file a joint tax return.

                           TAX STATUS OF YOUR ANNUITY

Until distributed, Your Individual Retirement Annuity and earnings thereon are exempt from tax, unless You engage in a prohibited transaction.

                         TAX TREATMENT OF DISTRIBUTIONS

Taxable distributions from Your Individual Retirement Annuity are taxed as ordinary income in the year of receipt, regardless of their source. They are not eligible for capital gains treatment or the special 5- or 10- year averaging rules that apply to lump-sum distributions from qualified employer plans.

                             ROLLOVER CONTRIBUTIONS

A "rollover" is a tax-free transfer of cash or other assets from one tax-qualified retirement program to another. There are two kinds of contributions to a rollover IRA. In one, You transfer amounts from one IRA to another. With the other, You transfer amounts from Your employers qualified plan to an IRA.

                        ROLLOVER FROM ONE IRA TO ANOTHER

You may withdraw part of all of the assets from one IRA and transfer them to a rollover IRA on a tax-free basis. You do not deduct the amount which you reinvest in the new IRA. You must transfer the amount to be rolled over to Your new IRA, by the 60th day after the day You receive the property from Your first IRA. Partial rollover causes any amount not rolled over to be included in ordinary income as a distribution. You may make a rollover from one IRA to a rollover IRA only once a year. The rollover must take place at least one year after the day You received an amount from an IRA in an earlier rollover. If it takes place before one year, the amount rolled over is an excess contribution.

                    ROLLOVER FROM A QUALIFIED PLAN TO AN IRA

You may make a tax-free transfer of a distribution of Your share in Your prior employer's qualified employer plan to a rollover IRA. In order to rollover a distribution, certain requirements must be satisfied. You may make a rollover contribution to your IRA if the distribution from the retirement plan was (a) a "lump sum distribution", (b) a partial distribution which is at least 50% of your account balance in the retirement plan, (c) a distribution due to Your status as a surviving spouse, or (d) a distribution You received from a tax-qualified retirement plan, pursuant to a "qualified domestic relations order", subject to certain other restrictions. You must elect the rollover as the Secretary of Treasury prescribes by regulation. All or part of a partial distribution can be rolled over. If a distribution is made to Your spouse after Your death, Your surviving spouse can elect tax-free rollover treatment. The most You can rollover is the fair market value of the assets You receive as Your share from Your employer's plan (other than accumulated deductible employee contributions). Also, the rollover amount must be deposited in the rollover IRA within 60 days, after the day You receive the distribution. Due to the strict limitations applicable to rollover contributions, You should obtain competent tax advice before attempting to make a rollover contribution.

                      TRANSFER FROM ONE TRUSTEE TO ANOTHER

If you transfer the fund in Your IRA from one trustee directly to another, either at Your request or at the trustees request, this is not a rollover. It is a transfer that is not affected by the one-year waiting period. You do not deduct the amount transferred. You do not include this amount in Your gross income, if You do not receive any of it.

                       EXCISE TAX ON EXCESS CONTRIBUTIONS

Generally, any contributions exceeding the combined deductible, plus nondeductible limitations are excess contributions, subject to a nondeductible 6% excise tax. The tax is imposed for the year the excess contribution is made. You do not have to

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pay the tax if You did not deduct the excess  contribution  and You  withdraw it
(plus any earnings), by the due date (including extensions) for filing Your income tax return.. However, earnings timely withdrawn are taxable income in the year in which the excess contribution was made. Additionally, despite the fact that a timely withdrawn excess contribution is not considered a distribution, earnings attributable to it are. Such earnings are subject to the 10% penalty on premature distributions, unless the Participant is 59 1/2 years of age. The excess amounts which are not withdrawn in a timely matter are subject to the 6% excise tax in the year of contribution and are carried over and taxed each year, until the year the excess is reduced in one of the following ways. Excess contributions made in year may be applied against the contribution limits in a later year, if the contributions in the later years are less than the allowable limit. The excess may be reduced by distribution of the excess part, which did not exceed $2,000 ($2,500 for a spousal IRA), as long as no deduction was allowed for the excess. The excess may also be reduced by distribution includible in income. This distribution may also be subject to 10% premature distribution tax.

                             PROHIBITED TRANSACTIONS

Certain  transactions  such as  borrowing  from your annuity are  prohibited  by
Section 4975 of the Internal Revenue Code and will cause Your annuity to lose its exemption from taxation. The annuity would become immediately taxable at its full value. In addition, if You have not reached 59 1/2, you may be liable for an additional 10% tax on the amount borrowed.

                             PREMATURE DISTRIBUTIONS

If You receive a payment from Your Individual Retirement Annuity, before You attain age 59 1/2 or become disabled, the payment will be considered a premature distribution, unless the payment was made based on Your life expectancy or the life expectancy of You and a designated beneficiary, or a period not exceeding Your life expectancy or the joint life expectancies of You and a designated beneficiary. If You receive a premature distribution, the amount received (less any amounts representing Your nondeductible contributions) is included in Your gross income in the taxable year of receipt and Your income tax liability for the year is increased by an amount equal to 10% of the amount of the premature distribution which is includible in Your gross income. The amount distributed to You is not includible in Your gross income or subject to the 10% penalty tax to the extent a rollover contribution is made with the distributed funds.

                            TAXATION OF DISTRIBUTIONS

If You receive a distribution and have made no nondeductible contributions, the amount received is included in Your gross income in the taxable year of receipt. If You have made nondeductible IRA contributions, the amount includible in Your gross income is as follows:

     (1) Find the total of all IRA account balances as of December 31st of the year of distributions;
     (2)  Add IRA distributions made during the year to Step (1);
     (3) Add all IRA rollovers which had not been rolled over at year end, but which are rolled over in the following year to the answer in Step (2);
     (4)  Divide unrecovered nondeductible contributions by Step (3);
     (5)  Multiply Step (4) by the distribution amount; and
     (6)  Subtract Step (5) from the distribution amount.

Your income tax liability may be increased by 10% of the amount includible in Your gross income, if the distribution is considered a premature distribution.

                              ADDITIONAL PENALTIES

If You overstate Your nondeductible contribution, You will be liable for a $100 penalty for the year in which the overstatement occurred.

                                DISABILITY CASES

If payments are made or deemed made to You from Your Individual Retirement Annuity before You attain age 59 1/2 because You become disabled, the 10% premature distribution tax does not apply.

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              MINIMUM PAYMENTS AND PENALTIES FOR UNDER-DISTRIBUTION

Amounts contributed to an Individual Retirement Annuity are intended to be used for retirement purposes and are not to be retained in Your Annuity beyond the maximum age for payout. If sufficient payments are not timely made from Your Annuity, You will be liable for an excise tax of 50% (explained below) on the under-distribution.

                          FIFTY PERCENT 50% EXCISE TAX

A 50% excise tax will be imposed on the under-distribution, representing the difference between the minimum payout required for the tax year in question and the amount actually paid out to You.

            FIFTEEN PERCENT (15%) EXCISE TAX ON EXCESS DISTRIBUTIONS

If you receive total distributions from Your IRA and from any tax-qualified retirement plans and tax-sheltered annuities in excess of $150,000 for a calendar year, You may be subject to a 15% excise tax on such excess distribution. You should consult with Your tax advisor if You anticipate receiving distributions in excess of $150,000 for a calendar year as certain exceptions and transitional rules may be applied.

                               REQUIRED TAX FILING

If You make an excess contribution, receive a premature distribution, or are already receiving IRA benefits and have not taken out enough money for the year, the You must file IRS Form 5329 for that particular year. Form 8606 is filed for Nondeductible IRA Contributions and Nontaxable IRA Distributions.

                         FEDERAL INCOME TAX WITHHOLDING

The taxable portion of distributions from Your IRA is subject to federal income tax withholding unless You elect not to have withholding apply. If You elect not to have withholding apply to taxable distributions from Your IRA, or if insufficient federal income tax is withheld from any distribution, You may be responsible for payment of the estimated taxes, as well as for any penalties applicable under the estimated tax rules. The amount of federal income tax required to be withheld on any payment will generally equal 10% of the amount distributed. Additional information regarding withholding and the necessary election forms will be provided to You at the time a distribution is requested.

                               ESTATE AND GIFT TAX

For information on how estate and gift tax laws relate to Your Individual Retirement Annuity, see IRS Publication 448, Federal Estate and Gift Taxes.

                             ADDITIONAL INFORMATION

Further information about Individual Retirement Annuities can be obtained from any District Office of the Internal Revenue Service. Refer to IRS Publication 590.

                              DISCLOSURE STATEMENT

The above disclosures are a nontechnical restatement and summary of certain provisions of the Internal Revenue Code which may affect Your Individual
Retirement Annuity. Your legal rights and obligations are governed by the Internal Revenue Code and Regulations and the Annuity Policy issued by Acacia Life Insurance Company. This disclosure statement is not intended to constitute tax advice, and You should consult a competent tax advisor about Your own circumstances. GUARANTEED VALUES Based on the Insurance Company's guaranteed cash value, the cash available to You, if You were to withdraw at the end of years 1, 2, 3, 4, 5, age 60, age 65, and age 70, is specified on the Policy Schedule page.

                              IMPORTANT INFORMATION

Prior to the earlier of the Maturity Date or the Date of the Death of the Owner, You may withdraw all or a portion of the current Surrender Value, on written request to Our Service Office. If there are Joint Owners, both must agree to the withdrawal. The Surrender Value is equal to the Policy Account Value less any applicable Surrender Charges, the Annual Policy Fee, and any Premium or other Taxes. The appropriate surrender charge percentage of each Premium Payment used in

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the Surrender Charge  calculation is determined by the number of years since the
Premium Payment was deposited. Any withdrawals up to and including 100% of earnings since the last Policy Anniversary in all Sub-accounts and the Fixed Account plus up to 10% of the Policy Account Value remaining in any Policy Year may also be withdrawn free of Surrender Charges.

To determine the Surrender Charge for a particular Premium Payment, the Surrender Charge percentage is multiplied by the Premium Payment less any withdrawals previously allocated to the Premium Payment. The total Surrender Charge is then determined by summing the previous result over all Premium Payments used in the calculation. The Surrender Charge will be based on the excess of the Surrender amount over the Free Withdrawal Amount. This excess is distributed over the Premium Payments on a first-in first-out basis until exhausted.

THE TAX LAW PROVISIONS REGARDING ANNUITIES ARE VERY COMPLEX AND ARE SUBJECT TO PERIODIC AMENDMENT AND TO CONTINUAL ADMINISTRATIVE AND JUDICIAL INTERPRETATION. YOU ARE ENCOURAGED TO DISCUSS THE TAX ASPECTS OF THIS POLICY WITH YOUR TAX ADVISOR.

                              FINANCIAL DISCLOSURE

The following illustrative guaranteed annuity values assume you contribute to the Allocator 2001 Annuity (I) $1,000 on the first day of each and every year, beginning on the issue date, and (ii) $1,000 on the issue date only. These values reflect the guaranteed minimum interest rate of 4%.

                         GUARANTEED CASH SURRENDER VALUE

END OF POLICY YEAR           $1,000 PAID ANNUALLY           $1,000 PAID AT ISSUE
------------------           --------------------           --------------------
        1                              824                           904
        2                            1,752                           888
        3                            2,702                           872
        4                            3,779                           874
        5                            5,170                           911
        60                         134,725                             0
        65                         155,848                             0
        70                         183,847                             0

Any interest rate credited under the Policy in excess of the guaranteed rate will be declared periodically. You may receive separately an illustration of projected values based on the initial declared interest rate for this policy. Premium tax may be deducted in certain states. Withdrawals may be subject to the Surrender Charge described in the prospectus for the Policy.

                              VARIABLE SUB-ACCOUNTS

Growth in the value of the amounts credited to the Variable Sub-Accounts is neither projected nor guaranteed. The charges made and method for calculating earnings under the Variable Sub-Accounts are described in the prospectus for the Policy.

The Policy has been  designed  to be used as an  Individual  Retirement  Annuity
(IRA) under Section 408(b) of the Internal Revenue Code.

Acacia Life Insurance Company reserves the right to amend the Policy as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations, or any other requirements imposed by the IRS, to obtain or maintain its approval of the policy as an Individual Retirement Annuity.

Acacia Life Insurance Company will furnish You with an annual statement which will report Your contributions made for each tax year and Your contract value at the end of the year.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          /s/ Robert Clyde

          Secretary                                     President

                          ACACIA LIFE INSURANCE COMPANY

                       INDIVIDUAL RETIREMENT ANNUITY RIDER

This Rider is attached to and made a part of the Policy to qualify the Policy as an Individual Retirement Annuity (Annuity) under the Internal Revenue Code of 1986, as amended (the Code), and to permit the use of the Policy to fund a Simplified Employee Pension Plan, as authorized by the 1978 Revenue Act. This Rider is effective as of the Policy Date. Where the provisions of this Rider and the Policy disagree, the provisions of this Rider will apply.

This plan is intended to qualify under the Code for tax favored status. Language contained in this Policy referring to Federal tax statutes or rules is informational and instructional and this language is not subject to approval or disapproval by the state in which the Policy is issued for delivery. Your qualifying status is the controlling factor as to whether your funds will receive tax favored treatment rather than the Policy. Any provisions of the Policy that would allow joint ownership, or that would allow more than 1 person to share distribution is deleted. Please ask Your tax advisor if you have any questions as to whether or not you qualify.

                                   AMENDMENTS

OWNERSHIP - The Annuitant is the owner of the Policy and may exercise all rights under the Policy during his or her lifetime. The Annuitant's rights to benefits under the Policy are nonforfeitable.

ASSIGNMENT - The Policy is not transferable or assignable (other than pursuant to a divorce decree in accordance with applicable law) and is established for the exclusive benefit of the Annuitant and his beneficiaries. It may not be sold, assigned, alienated, or pledged as collateral for a loan or as security.

PREMIUM PAYMENTS - Premium Payments shall be in cash. The following Premium Payments shall be accepted under this Policy:

     (a) Rollover contributions described in Sections 402(c), 403(a)(4), 403(b)(8), and 408(d)(3) of the Code;
     (b) Amounts transferred from another individual retirement account or annuity;
     (c)  Contributions pursuant to a Simplified Employee Pension as provided in
          Section 408(k) of the Code; and
     (d) Other Premium Payments in an amount not in excess of $2,000 for any year.

The Annuitant shall have the sole responsibility for determining whether any Premium Payment meets applicable income tax requirements.

This Policy does not require any particular number or amount of Premium Payments. Any refund of Premium Payments (other than those attributable to excess contributions) must be applied, before the close of the calendar year following the year of the refund, toward additional Premium Payments or the purchase of additional benefits.

MATURITY DATE - In no event may the Maturity Date, either as specified on the Specifications Page of the Policy or as subsequently changed, be a date prior to the date the Annuitant attains age 59 1/2.

The Maturity Date shall be no later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2. The Annuitant shall have the sole responsibility for requesting a distribution that complies with this Rider and applicable law.

ANNUITY OPTIONS (IF APPLICABLE) - The annuity options available to the Annuitant shall not extend beyond the following period [(a) and (c) or (b) and (d) may be combined]:

     (a)  the life of the Annuitant;
     (b)  the  joint  lives  of  the  Annuitant  and  a  designated   individual
          Beneficiary;
     (c)  a period certain not longer than the life expectancy of the Annuitant;
     (d) a period certain not longer than the joint life and survivor life expectancies of the Annuitant and a designated individual Beneficiary.

OPTIONAL METHODS OF SETTLEMENT (IF APPLICABLE) - The options available for application of the proceeds payable under the Policy during the lifetime of the Annuitant shall be those under Annuity Options above. Such Payments shall commence on or before the Maturity Date and shall be payable in substantially equal amounts, no less frequently than annually.

DISTRIBUTIONS - If the Annuitant's entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (commencing with the calendar year following the calendar year in which the Annuitant attains age 70 1/2 and each year thereafter) shall be determined in accordance with Code Section 408(b)(3) and the regulations thereunder, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, the regulations thereunder, and the minimum distribution incidental benefit requirement of Proposed Income Tax Regulations section 1.401(a)(9)-2. Payments must be either nonincreasing or may increase only as provided in Proposed Income Tax Regulation section 1.401(a)(9)-1, Q&A F-3.

If the Annuitant dies on or after the Maturity Date and before all the proceeds have been paid, any proceeds remaining will be paid at least as rapidly as under the method for payment in effect at the time of the Annuitant's death.

If the payment of the proceeds has not begun prior to the Annuitant's death, all the proceeds must generally be paid within five years after the date of death.

The five-year rule does not apply to that portion of the proceeds which:

     1. is payable to or for the benefit of a designated individual Beneficiary; and
     2. will be paid over the lifetime of that Beneficiary; so long as payment begins not later than December 31 of the calendar year immediately following the calendar year of the Annuitant's death.

In addition, the five-year rule does not apply to that portion of the proceeds which:

     1.   is  payable  to  or  for  the  benefit  of  a  designated   individual
          Beneficiary who is the surviving spouse; and
     2.   will be paid over the lifetime of the surviving spouse;

so long as payment begins not later than the date on which the Annuitant would have attained age 70 1/2. Any portion of the proceeds paid to a child of the Annuitant will be treated as if paid to the surviving spouse if the remainder of the proceeds is payable to the surviving spouse when the child reaches the age of majority.

If the Annuitant dies before his entire interest has been distributed, no additional Premium Payments will be accepted under this Policy after his death unless the Beneficiary is his or her surviving spouse.

If the Annuitant's spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the Annuitant's life expectancy and that such method of distribution complies with the requirements of Code
Section 408(b)(3) and the regulations thereunder.

For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation 1.72.9 in accordance with Code Section 408(b)(3) and the regulations thereunder. Unless the Annuitant (or his or her spouse) elects otherwise prior to the time distributions are required to commence, the Annuitant's life expectancy and, if applicable, the Annuitant's spouse life expectancy will be recalculated annually based on the Annuitant's attained ages in the year for which the required distribution is being determined. The life expectancy of a non-spouse Beneficiary will not be recalculated.

The annual distribution required to be made by the Maturity Date is for the calendar year in which the Annuitant reaches age 70 1/2. Annual distributions for subsequent years, including the year in which the Maturity Date occurs, must be made by December 31 of that year. The amount distributed for each year shall equal or exceed the Policy Account Value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

The Annuitant may satisfy the minimum distribution requirements under Section 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirement for two or more IRAs. For this purpose, if the Annuitant owns two or more IRAs, he may use the alternative method described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements.

This provision shall not affect any option elected during the lifetime of the Annuitant under which payments have commenced during the Annuitant's lifetime to continue for a period not extending beyond the life expectancy of the Annuitant or the Annuitant and designated individual Beneficiary.

EXCESS CONTRIBUTIONS - Excess contributions are:

     (a) Premiums Paid to a Simplified Employee Pension by the Annuitant's employer for a taxable year in excess of the lesser of $30,000 or 15% of compensation (not to exceed $150,000);
     (b) Premiums Paid by the Annuitant for a taxable year in excess of the lesser of $2,000 or the Annuitant's compensation;
     (c) Premiums Paid for the Annuitant by his or her spouse for a taxable year in excess of the lesser of $2,000 or the spouse's compensation for the taxable year, where the Annuitant did not receive compensation for the taxable year and where both spouses file a joint income tax return for the taxable year (the maximum total contribution for both such spouses during the taxable year is $2,250).

NOTE: Premiums Paid as Rollover contributions are not subject to the excess contribution limits.

PREMATURE DISTRIBUTIONS - To avoid income and penalty taxes, no distribution (surrender or withdrawal) can be made prior to the Annuitant's age 59 1/2 except in the event of death or disability (disability means inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration).

ANNUAL REPORT - We will furnish annual calendar reports concerning the status of the Policy.

AMENDMENT RIGHT - This Individual Retirement Annuity Rider may be amended by the Company to qualify the Policy as an Individual Retirement Annuity under the Code, and applicable rules and regulations. Any such amendment may be made effective the date of issue of the Policy. A copy of the amended Rider will be sent to the Annuitant to be attached to the Policy.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          /s/ Robert Clyde

          Secretary                                     President

                          ACACIA LIFE INSURANCE COMPANY

                     TAX SHELTERED ANNUITY ENDORSEMENT UNDER
               SECTION 403(B) OF THE INTERNAL REVENUE CODE OF 1986

At the Owners request, this (Acacia Life) Endorsement is a part of the Policy to which it is attached by Acacia Life Insurance Company. The provisions of this endorsement shall override any other conflicting provisions contained in, or forming part of, the Policy. The attachment of this Endorsement to the Policy is intended to meet the form requirements, limitations, and in all other respects, qualify under the provisions of section 403(b) of the Internal Revenue Code of 1986 ("the Code"), as amended from time to time and interpreted by Regulation or Ruling.

The Policy, for as long as this Endorsement remains in effect, is hereby modified as follows:

     1.   The Annuitant will at all times be the sole Owner of this Policy.

     2. The Owner's rights under this Policy shall be nonforfeitable and for the exclusive benefit of the Owner and his or her Beneficiaries.

     3.   Premiums  under the Policy  must be paid by an employer  described  in section 501(c)(3) which is exempt from tax under section 501(a) of the Code, or an employer who is an educational organization described in
          Section 170(b)(1)(A)(ii) of the Code, or an employer which is a State, political subdivision of a State, or an agency or instrumentality of any or more of the foregoing. Premiums paid by the employer may include contributions made pursuant to salary reduction agreements. Premiums may also be paid by the Owner from the proceeds of a transfer from another tax sheltered annuity, policy, contract or custodial agreement qualified under Section 403(b) of the Code.

     4. This Policy is not transferable by the Owner, except that this Policy may be transferred to a former spouse of the Owner under a Qualified Domestic Relations Order, as defined in Code section 414(p). In the event of a transfer pursuant to a Qualified Domestic Relations Order, the transferee shall for all purposes be treated as the Owner under this Policy. No benefits under this Policy may be sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose.

     5. Premium payments may not exceed the applicable limits of section 403(b), section 415(c) and section 402(g) of the Code, as determined under the employer's Plan.

     6. Should this Policy be issued to the Owner as part of an employer's 403(b) Plan or Program which is subject to the requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), then any distributions from this Policy shall be subject to the applicable requirements of ERISA and the employer's Plan. The Plan Administrator shall certify compliance with those requirements in a form satisfactory to us.

     7. Distributions attributable to contributions made pursuant to a salary reduction agreement (within the meaning of section 402(g)(3)(C) of the Code) and earnings (credited after December 31, 1988) may not be distributed unless the Owner has satisfied one of the following:

          a.   attained age 591/2;
          b.   separated from service;
          c.   died;
          d.   become disabled (within the meaning of Code section 72(m)(7));
          e.   incurred a financial hardship;
          f. if the Owner of this Annuity makes an election in writing to take a series of substantially equal periodic payments which will comply with code sections 72(g)(2)(D) or 72(t)(2)(A)(iv);
          g. such other conditions have occurred as may be satisfactory under the Income Tax Regulations. To the extent required by Regulations issued under section 403(b) or other sections of the Code, the Company may require written proof of the events in items (a) through (c) and such proof must be satisfactory under the Regulations. The restrictions of this Part of the Endorsement shall only apply with respect to:

               (i) Contributions made after the close of the last plan year beginning before January 1, 1989 and earnings on those contributions.
               (ii) Earnings  on  amounts  held as of the close of the last plan year beginning January 1, 1989.
               (iii)Amounts transferred from other section 403(b) plans that are subject to these restrictions, and earnings thereon.

     8. Distributions from this Policy shall be made in accordance with the minimum distribution incidental benefit requirement of section 403(b)(10) of the Code, including section 1.403(b)-2 of the Proposed Income Tax Regulations, as amended.

          Any method of payment selected on behalf of the Owner must be primarily to distribute benefits to the Owner and not to designated Beneficiaries or others. Accordingly, any method of payment selected for an Owner must be such that: (a) the present value of payments to be made to the Owner under the optional method of payment selected is more than fifty percent (50%) of the present value of the total payments to be made to the Owner and his Beneficiaries; or (b) the payments to the Owner begin as of his or her retirement with a like, or lesser amount, payable to the Owner's spouse if the spouse survives the Owner or with a like, or lesser amount, payable to another for the lifetime of the spouse if the spouse survives the Owner.

     9. Distributions from this Policy shall be made in accordance with the minimum distribution requirement of section 403(b)(10) of the Code.

          In accordance with regulations prescribed by the Secretary of the Treasury or his delegate, the entire interest under this Policy will begin to be distributed to the Owner no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (required beginning date); provided, however, if this Policy is issued in connection with a government or church sponsored tax sheltered annuity plan, the required beginning date shall be the April 1 of the calendar year following the later of the calendar year in which the Owner retires or attains age 70 1/2.

          Payments will be distributed in equal or substantially equal amounts and in annual or more frequent installments over:

          a. The Owner's life or the lives of the Owner and his or her named Beneficiary; or
          b. A period not exceeding the Owner's life expectancy or the joint and last survivor life expectancy of the Owner and his or her named Beneficiary. In addition, distributions in the form of annuity payments must be either non-increasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations. Any method of settlement described in the Settlement Options section of the Policy, except for the Interest Only Election, that satisfies these conditions can be selected. Distributions subsequent to the initial distribution must be made prior to December 31 of the calendar year. The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Owner's benefit by the lesser of:
               i)   the applicable life expectancy; or
               ii)  if the  Owner's  spouse  is not the named  Beneficiary,  the applicable divisor determined from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Proposed Income Tax
                    Regulations. Distributions after the death of the Owner shall be calculated using the applicable life expectancy as the relevant divisor without regard to Proposed Income Tax
                    Regulations section 1.401(a)(9)-2.

               Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Owner by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Owner and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which the Owner attains Age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

               If the  amount  distributed  is less than that  required  by Code section 403(b)(10), an excise tax is imposed on the Owner. The excise tax will be an amount equal to 50% of the excess of the minimum amount required to be distributed during the year, over the amount actually distributed.

               The provisions of this part of the endorsement shall only apply to benefits accruing after December 31, 1986.

     10. Distributions following the Owner's death shall be made in accordance with section 403(b)(10) of the Code.

          The Death Benefit in all cases will be paid according to the terms of this provision, provided due proof of the Owner's death is received at the Acacia Life's Service Office.

          If the Owner dies after distribution of his interest under this Policy has begun, the remaining portion of such interest under this Policy will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death. If the Owner dies before distribution of his or her interest under this Policy begins, distribution of the Owner's entire interest under this Policy shall be completed by December 31, of the calendar year containing the fifth anniversary of the Owners death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below:

          a) If a primary Beneficiary is named by the Owner, then the interest under this Policy will begin to be paid in substantially equal installments over the life or over a period certain not greater than the life expectancy of the primary Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

          b) If the primary Beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the later of A) December 31 of the calendar year immediately following the calendar year in which the Owner died or B) December 31 of the calendar year in which the Owner would have attained Age 701/2. The surviving spouse may accelerate these payments at any time, such as increasing the frequency or amount of such payments. Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this part, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

               Distributions  under  this part are  considered  to have begun if distributions are made on account of the Owner reaching his required beginning date or if prior to the required beginning date distributions irrevocably begin to the Owner over a period permitted and in an annuity form acceptable under section 403(b)(10) of the Code, including section 1.403(b)-2 of the Proposed Income Tax Regulations. If the Owner receives distributions in the form of installment payments prior to the required beginning date and the Owner dies, distributions will not be considered to have begun.

     11. Notwithstanding any provisions of this Policy to the contrary, with respect to distributions made after December 31, 1992, the Owner shall be permitted to elect to have any "eligible rollover distribution" transferred directly to an "eligible retirement plan" that the Owner specifies. Policy provisions otherwise applicable to distributions continue to apply to the direct transfer option. The Owner shall, in the time and manner prescribed by the Company, specify the amount to be directly transferred and the "eligible retirement plan" to receive the transfer. Any portion of a distribution which is not transferred shall be distributed to the Owner.

          The term "eligible rollover distribution" means any distribution other than a distribution of substantially equal periodic payments over the life or life expectancy of the Owner (or joint life or joint life expectancies of the Owner and the Owner's designated Beneficiary) or a distribution over a period certain of ten years or more. Amounts required to be distributed under Code section 401(a)(9) are not eligible rollover distributions. The direct transfer option applies only to eligible rollover distributions which would otherwise be includible in gross income if not transferred.

          The term "eligible retirement plan" means an Individual Retirement Account as described in Code section 408(a), an Individual Retirement Annuity as described in Code section 408(a), or a Tax Sheltered Annuity plan or program described under code section 403(b) which accepts rollovers.

          The direct rollover or transfer option applies to the Owner's surviving spouse after the Owner's death; however, distributions to the surviving spouse may only be transferred to an Individual Retirement Account or Individual Retirement Annuity. For purposes of the direct rollover or transfer option, a spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order as defined in Code section 414(p) will be treated as the Owner.

          With regard to an eligible rollover distribution, the Company shall provide the Owner within the applicable period a written explanation of the direct rollover option.

     12. Acacia Life may, if it becomes necessary under the Code and the Regulations thereunder, discontinue acceptance of premiums as of the date specified by Acacia Life through a written notice to the Owner if the Owner ceases to be employed by an organization exempt from taxation under section 501(c)(3) of the Code or a public school system. However, the Policy shall continue in force, subject to such elections as the Owner or Acacia Life may make to terminate it under its provisions.

     13. As a condition to the issuance of this Endorsement to the Policy, the Owner agrees to be solely responsible for complying, in operation, with the provisions and limitations of this Endorsement and the Regulations under section 403(b) of the Code and other applicable law. The Owner further agrees to provide Acacia Life any documentation necessary in order to maintain this Policy's compliance under section 403(b) of the Code.

     14.  The Owner may terminate this agreement by surrendering this Policy.

     15. This Policy is restricted as required by the Internal Revenue Code, including any Regulations or Rulings thereto. The Policy will be considered amended automatically to comply with any changes required to maintain compliance with the Code or other applicable law. The Owner agrees that he or she will surrender this Policy upon request so that it may be appropriately endorsed or written to conform with the above conditions or any amendments to section 403(b) of the Code. Acacia Life reserves the right to amend this Endorsement to comply with future changes in the Code and any Regulations or Rulings issued under the provisions of the Code. Acacia Life shall provide the Owner with a copy of any such amendment.

IN  WITNESS  WHEREOF,   Acacia  Life  has  caused  this  Tax  Sheltered  Annuity
Endorsement to be executed as of the Effective Date of the Policy which it is attached and of which it becomes a part.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          /s/ Robert Clyde

          Secretary                                     President

                          ACACIA LIFE INSURANCE COMPANY

                              QUALIFIED PLAN RIDER

This Rider is part of the Policy. This Policy is issued to or purchased by the Trustee of a Pension or Profit-sharing Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This plan is intended to qualify under the Internal Revenue Code for tax favored status. Language contained in this Policy referring to Federal tax statutes or rules is informational and instructional and this language is not subject to approval or disapproval by the state in which the Policy is issued for delivery.

Your qualifying status is the controlling factor as to whether your funds will receive tax favored treatment rather than the insurance contract. Please ask Your tax advisor if you have any questions as to whether or not you qualify.

The following provisions apply and replace any contrary Policy provisions:

     (1) Except as allowed by the Qualified Pension or Profit-sharing Plan of which this Policy is a part, the Policy may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

     (2) This Policy shall be subject to the provisions, terms and conditions of the Qualified Pension or Profit-sharing Plan of which the Policy is a part. Any payment, distribution or transfer under this Policy shall comply with the provisions, terms and conditions of such Plan as determined by the Plan Administrator, Trustee or other designated Plan Fiduciary. THE COMPANY SHALL BE UNDER NO OBLIGATION EITHER (a) TO DETERMINE WHETHER ANY SUCH PAYMENT, DISTRIBUTION OR TRANSFER COMPLIES WITH THE PROVISIONS, TERMS AND CONDITIONS OF SUCH PLAN OR WITH APPLICABLE LAW, OR (b) TO ADMINISTER SUCH PLAN, INCLUDING, WITHOUT LIMITATION, ANY PROVISIONS REQUIRED BY THE RETIREMENT EQUITY ACT OF 1984.

     (3) Notwithstanding any provision to the contrary in this Policy or the Qualified Pension or Profit-sharing plan of which this Policy is a part, the Company reserves the right to amend or modify this Policy or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by the Company to be necessary to establish or maintain the Qualified status of such Pension or Profit-sharing Plan.

Except as otherwise set forth above, this Rider is subject to the exclusions, definition, and provisions of the Policy.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          /s/ Robert Clyde

          Secretary                                     President

                          ACACIA LIFE INSURANCE COMPANY

                          RETIREMENT PLAN ANNUITY RIDER

This Rider is attached to and made a part of the Policy to qualify the Policy for purchase by the trustee (the "Trustee") of a retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Where the provisions of this Rider and those of the Policy disagree, the provisions of this Rider will apply.

This plan is intended to qualify under the Code for tax favored status. Language contained in this Policy referring to Federal tax statutes or rules is informational and instructional and this language is not subject to approval or disapproval by the state in which the Policy is issued for delivery.

Your qualifying status is the controlling factor as to whether your funds will receive tax favored treatment rather than the Policy. Please ask your tax advisor if you have any questions as to whether or not you qualify.

AMENDMENTS

MATURITY DATE - The date on which the proceeds are to be paid. The Maturity Date may not be later than April 1 of the year following the year in which the Annuitant attains age 70 1/2.

ANNUITANT - The Annuitant is the person named in the Application upon whose life payments are based.

SUM PAYABLE AT DEATH - In the event the sum payable at death is payable to the Annuitant's surviving spouse, these proceeds will be paid as a monthly income for as long as the spouse lives, beginning at the Annuitant's earliest retirement age under the terms of the retirement plan (or the Annuitant's death, if later), unless the surviving spouse selects a different method of payment available under this Rider. This selection will be effective only when filed with us on a form approved by us.

OWNERSHIP - Unless and until the Trustee assigns the Policy to the Annuitant, the Trustee may exercise all rights under the Policy except as provided in this Rider. Thereafter, the Annuitant is the Owner and may exercise all rights under the Policy except as provided in this Rider.

ASSIGNMENTS - Except as permitted by the terms of the retirement plan, this Policy may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us. To the extent permitted by law, this Policy will be exempt from the claims of creditors.

BENEFICIARY  -  The  Beneficiary  is  determined   according  to  the  following
provisions:

     1. The Beneficiary is the Annuitant's surviving spouse unless the Annuitant named a different Beneficiary with the written consent of the surviving spouse. In order to be effective, the Annuitant's designation and the spouse's consent must be filed with us, on a form approved by us, during the "consent period." The spouse's consent must acknowledge the effect of the consent and must be witnessed by a notary public or a representative of the Retirement Plan.

     2. If there is no surviving spouse of the Annuitant, or if the Annuitant's spouse cannot be located, or if IRS regulations permit, the Beneficiary is the person(s) named in the Application. In the event there is no surviving Beneficiary of the Annuitant, the sum payable upon the Annuitant's death is payable to the Annuitant's estate.

     3. In the event a "qualified domestic relations order" (such as a divorce decree) within the meaning of Section 414(p) of the Code so requires, the beneficiary will be determined according to the above provisions, as modified by the provisions of the order.

BENEFICIARY  CHANGE  - The  Annuitant  may  change  the  Beneficiary  while  the
Annuitant is alive. To do this, send a written request to Us. If the new Beneficiary is a person or entity other than the Annuitant's spouse, also send a spousal consent that satisfies the above requirements. When recorded and acknowledged, the change will be effective as of the date the Annuitant and the Annuitant's spouse, if applicable, signed the request. The change will not apply to any payments made or other action taken by us before recording.

OPTIONAL METHODS FOR PAYMENT OF POLICY PROCEEDS - SPECIAL CONDITIONS - The method of payment for Policy proceeds (other than proceeds payable by reason of the Annuitant's death) is determined according to the following provisions:

     1. If the Annuitant is married on the Maturity Date, the proceeds will be paid under a joint and 50% contingent survivor method of payment, unless, during the "consent period," the Annuitant selects a different method of payment available under this Rider with the written consent of the Annuitant's spouse. In order to be effective, the Annuitant's selection and the spouse's consent must be filed with Our Service
          Office, on a form approved by Us during the consent period. The "consent period" begins 90 days before the Maturity date and ends on the day before payment begins. The spouse's consent must acknowledge the effect of the consent and must be witnessed by a notary public or a representative of the Retirement Plan.

          Under the joint and 50% contingent survivor method of payment, the Proceeds will be paid to the Annuitant as a monthly income for as long as the Annuitant lives. If the Annuitant's spouse as of the Maturity Date survives the Annuitant, the monthly payments will reduce to 50% of the initial amount and continue to be paid to this spouse as long as this spouse lives.

          The Annuitant may change to another method of payment available under this Rider during the "consent period." If the change is to a method of payment other than the joint and 50% contingent survivor method of payment, send a written request, with a spousal consent that satisfies the above requirements, to us. The change will not apply to any payments or other action taken by Us before recording.

     2. If the Annuitant is not married on the Maturity Date, or if the spouse cannot be located, or if IRS regulations otherwise permit, the proceeds will be paid to the Annuitant as a monthly income for as long as the Annuitant lives, with no guaranteed period or amount, unless the Annuitant selects a different method of payment available under this Rider. In order to be effective, the Annuitant's selection must be filed with us, on a form approved by us, during the "consent period." The "consent period" begins 90 days before the maturity date and ends on the day before payments begin. The Annuitant may change to another method of payment available under this Rider during the "consent period." To do this, send a written request to us. The change will not apply to any payments made or other action taken by us before recording.

     3. In the event a "qualified domestic relations order" (such as a divorce decree) within the meaning of Section 414(p) of the Internal Revenue Code so required, the method of payment will be determined according to the above provisions, as modified by the provisions of the order.

     4. In the event a married Annuitant elects to withdraw any part or all of the Surrender Value of the Policy before the Maturity Date, the
          Annuitant must obtain the consent of the Annuitant's spouse. The spouse's consent must be filed with us, on a form approved by us, and must acknowledge the effect of the consent and be witnessed by a notary public or a representative of the Retirement Plan. The methods of payment available under this Rider are: joint and 50% contingent survivor, joint and 50% survivor, lifetime income (without a guaranteed period or amount), lifetime income with a guaranteed amount equal to the Policy's accumulation value on the Maturity Date, lifetime income with a 10-year guaranteed period, lump-sum and, upon request and if available, other lifetime income methods of payment. No less than 30 days and no more that 90 days before the Maturity Date, we will send a written notice explaining these methods of payment (together with election and consent forms) to the Annuitant's last known address. This written notice will also explain the Annuitant's right to select a method of payment, the right to the Annuitant's spouse to consent to any method of payment other than the joint and 50% contingent survivor method, the right of the Annuitant's to revoke a selection and the effect of the revocation.

DIRECT ROLLOVER - If this Policy has been assigned by the Trustee to a Distributee, the Distributee may elect, at the time and in the manner prescribed by Us, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

     1. An "Eligible Rollover Distribution" is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributees Beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and (c) the portion of any distribution that is not includible in gross income.

     2. An "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributees Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

     3. A "Distributee" includes (a) the Annuitant, and (b) the Annuitants surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, with regard to the interest of the spouse or former spouse.

     4. A "Direct Rollover" is a payment by Us to the Eligible Retirement Plan specified by the Distributee. This provision shall be interpreted in accordance with Code Section 401(a)(31) and the regulations thereunder.

ANNUITY OPTIONS - The annuity options available to the Annuitant shall not extend beyond the following period [(a) and (c) or (b) and (d) may be combined]:
a. the life of the Annuitant; b. the joint lives of the Annuitant and a designated individual Beneficiary; c. a period certain not longer than the life expectancy of the Annuitant; d. a period certain not longer than the joint life and survivor life expectancies of the Annuitant and a designated individual Beneficiary.

REQUIRED DISTRIBUTION - If the Annuitants entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (commencing with the calendar year following the calendar year in which the Annuitant attains age 70 1/2 and each year thereafter) shall be determined in accordance with Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, the regulations thereunder, and the minimum distribution incidental benefit requirement of Proposed Income Tax Regulation section 1.401(a)(9)-2. Payments must be either nonincreasing or may increase only as provided in Proposed Income Tax Regulation section 1.401(a)(9)-1, Q&A F-3.

If the Annuitant dies on or after the Maturity Date and before all the proceeds have been paid, any proceeds remaining will be paid at least as rapidly as under the method for payment in effect at the time of the Annuitant's death.

If the payment of proceeds has not begun prior to the Annuitants death, all the proceeds must generally be paid within five years after the date of death. The five-year rule does not apply to the portion of proceeds which:

     1.   is  payable  to  or  for  the  benefit  of  a  designated   individual
          beneficiary; and

     2.   will be paid over the lifetime of that Beneficiary;

so long as payment begins not later than December 31 of the calendar year immediately following the calendar year of the Annuitant's death.

In addition, the five-year rule does not apply to that portion of the proceeds which:

     1.   is  payable  to  or  for  the  benefit  of  a  designated   individual
          Beneficiary who is the surviving spouse; and

     2.   will be paid over the lifetime of the surviving spouse;

so long as payment begins not later than the date on which the Annuitant would have attained age 70 1/2. Any portion of the proceeds paid to a child of the Annuitant will be treated as if paid to the surviving spouse of the remainder of the proceeds is payable to the surviving spouse when the child reaches the age of majority.

If the Annuitant's spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the Annuitants life expectancy.

For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Treasury Regulation 1.72-9 in accordance with Code Section 401(a)(9) and the regulations thereunder. Unless the Annuitant (or his spouse) elect otherwise prior to the time distributions are required to commence, the

Annuitant's life expectancy and, if applicable, the Annuitant's spouse life expectancy will be recalculated annually based on the Annuitants attained ages in the year for which the required distribution is being determined. The life expectancy of a non-spouse Beneficiary will not be recalculated.

The annual distribution required to be made by the Maturity Date is for the calendar year in which the Annuitant reached age 70 1/2. Annual payments for subsequent years, including the year in which the Maturity Date occurs, must be made by December 31 of that year. The amount distributed for each year shall equal or exceed the Policy Account Value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

This provision shall not affect any option elected during the lifetime of the Annuitant under which payments have commenced during the Annuitant's lifetime to continue for a period not extending beyond the life expectancy of the Annuitant or the Annuitant and designated individual Beneficiary.

ADMINISTRATION - We may rely on information submitted by the Annuitant or other appropriate person to determine whether an Annuitant is married as of any date. We will not be required at any time to determine the validity of any marriage or the effectiveness of any common law relationship. We may require the Annuitant or other appropriate person to provide an affidavit or other satisfactory evidence as to the Annuitant's marital status or as to any other fact needed to administer this Rider. The Annuitant or other appropriate party is responsible for providing us with a copy of any domestic relations order to which the Annuitant is a party.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          /s/ Robert Clyde

          Secretary                                     President

                          ACACIA LIFE INSURANCE COMPANY

                  ENDORSEMENT FOR ACACIA LIFE INSURANCE COMPANY
                  (ACACIA LIFE) - QUALIFIED PLAN POLICY LOANS

THIS ENDORSEMENT FORMS PART OF THE POLICY TO WHICH IT IS ATTACHED.

THE ERISA RULES RELATING TO LOANS ARE COMPLEX AND VARY DEPENDING ON THE INDIVIDUAL CIRCUMSTANCES OF EACH POLICY. PLEASE BE SURE TO CHECK WITH YOUR PLAN ADMINISTRATOR FOR COMPLETE INFORMATION. EMPLOYERS AND OWNERS SHOULD CONSULT WITH QUALIFIED ADVISERS BEFORE EXERCISING THE LOAN PRIVILEGES.

1. ELIGIBILITY - An Owner of a Policy issued in connection with a Retirement Plan that is Qualified under Section 401 or 403(b) of the Internal Revenue Code (but not Section 408) may request a Loan from Acacia Life, using his or her Policy Account Value as the only security for the Loan by submitting a proper written request to Acacia Life's Service Office, provided that Loans are permitted by the Participant's Plan. No other Policy Owners may borrow against the Policy. These Loans are subject to conditions and requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), as well as the terms of any Retirement Plan in connection with which the Policy has been purchased.

2. LOAN AMOUNT - A Loan may be taken by eligible Owners at any time after the first Policy year while the Annuitant is living and before the Maturity Date. The minimum Loan that can be taken at any time is $1,000. The maximum Loan that can be taken at any time is the amount that produces a Loan balance immediately after the Loan that is the lesser of 50% of the Owner's Policy Account Value or $50,000 reduced by the excess (if any) of the highest outstanding Loan balance within the preceding 12 month period ending on the date the Loan is made. Reference should be made to the terms of the particular Qualified Plan for any additional Loan restrictions. At any time a new Loan is made, the sum of all prior Loans and Loan interest outstanding, when added to the current Loan applied for, may not exceed that limit.

3. ALLOCATION OF POLICY LOAN - An Owner may allocate a Policy Loan among the Fixed Account and the Sub-accounts of the Variable Account which have Policy Account Value. If no such allocation is made, Acacia Life will allocate the Loan to the Fixed Account and among the Sub-accounts in the same proportion that the value in each Sub-account bears to the Policy Account Value less indebtedness at the end of the Valuation Period during which the request is received. Proceeds of the Loan will normally be paid within seven days after receipt of a written request. Postponement of Loans may take place under certain circumstances. (See, Postponement of Payments in Policy).

4. EFFECT OF POLICY LOAN - We will transfer Policy Account Value in the amount of the loan to the Loan Account from the Fixed Account and Sub-accounts in the same proportion that each account bears to the Policy Account Value less indebtedness at the end of the Valuation Period during which the request is received, reducing the value in the Fixed Account and each Sub-account. The Loan Account is part of the General Account to be used as collateral for any Policy Loan. No charge will be imposed for these transfers.

     While the amount to secure the loan is held in the Loan Account, the Owner forgoes the investment experience of the Sub-accounts and the current interest rate of the Fixed Account on the loaned amount. Outstanding Policy Debt will reduce the amount of Accumulated Value paid upon full withdrawal, upon payment of a death benefit or upon the Owner's exercise of the Free-Look right.

5. INTEREST RATES - Acacia Life will charge interest on any outstanding Policy Loan. The interest rate charged on Policy Loans is 6%. Value in the Loan Account equal to indebtedness will be credited with interest at 4% per year. NO ADDITIONAL INTEREST WILL BE CREDITED TO THIS VALUE. The interest earned will be credited no less frequently than once each Policy month. Upon repayment of indebtedness, the portion of the repayment allocated to a Sub-account in accordance with the repayment of indebtedness provision will be transferred to the Sub-account and increase the value in that Sub-account.

6. REPAYMENT OF LOANS - Loan must be repaid with five years (20 years if the Owner certifies to Acacia Life that the Loan is to be used to acquire a principal residence for the Annuitant). Loan repayments must be made at least quarterly. Loans not repaid within the required time periods will be subject to taxation as distributions from the Policy. Loans may be prepaid at any time before the Maturity Date. Repayments of Loan principal plus accrued interest will be due on the Policy's Quarterly Anniversary. Repayment must be received at Acacia Life's Service Office before the end of the last day of the next calendar quarter after which the payment is due. If the repayment is not received before the end of such calendar quarter, the loan will be in default and a partial withdrawal equal to the entire defaulted Loan balance and any applicable Surrender Charge will be made from the Policy and paid to Acacia Life. The outstanding balance will be deducted first 100% to the Policy Account Value in the Loan Account and then among the accounts in the same proportion that the value in the Fixed Account and each Sub-account bears to the Policy Account Value less indebtedness at the end of the Valuation Period. In the event of a default, the entire Policy Account Value (not just the defaulted amount) may be subject to taxation as a distribution.

     Prepayment of the entire outstanding Policy Debt may be made. At the time of the prepayment, the Policy Owner will be billed for any interest due and unpaid. The Loan will be considered paid when the interest due is also paid.

     Unless  otherwise   requested  by  an  Owner,  a  Loan  repayment  will  be
     transferred into the Sub-accounts and the Fixed Account in accordance with Your most recent allocation instructions.

7. ADDITIONAL ERISA RESTRICTIONS - Before we will make a Loan under an ERISA governed plan:

          a. The Policy Owner's spouse, if any, must consent to the Loan in the form and manner specified by ERISA; and

          b.   The administrator of the plan must certify in writing,  in a form
               acceptable  to  us,  that  the   requirements  of  ERISA  Section
               408(b)(1) and the regulations thereunder have been satisfied.

     We reserve the right to impose other terms and conditions on Loans as we determine necessary or appropriate to satisfy applicable law.

8. LIMITATION ON LOANS FOR POLICIES USED WITH QUALIFIED PLANS - This Policy may be used with several types of Qualified Plans. The tax rules applicable to participants in such Qualified Plans vary according to the type of plan and terms and conditions thereof. Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits including loan privileges may be subject to the terms and conditions of the plans themselves or limited by applicable law regardless of the terms of the Policy and Riders issued in connection with the plans.

THE POLICY AND RIDERS ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE PLANS THEMSELVES OR MAY BE LIMITED BY APPLICABLE LAW, REGARDLESS OF THE TERMS OF THE POLICY OR RIDERS THERETO, WHERE THERE IS A CONFLICT BETWEEN (1)THE TERMS AND CONDITIONS OF THE PLANS AND/OR APPLICABLE LAW AND (2) THE POLICY AND RIDERS, THE FORMER SHALL CONTROL AND THE CONFLICTING POLICY OR RIDER PROVISION SHALL BE NULL AND VOID.

                          ACACIA LIFE INSURANCE COMPANY

   /s/ Robert John H. Sands                          --

          Secretary                                     President